Exhibit 10.30
Restricted Stock Unit Agreement
WHEREAS, the Participant is a key associate of Diebold, Incorporated (hereinafter called the “Corporation”) or a Subsidiary; and
WHEREAS, the execution of an Restricted Stock Unit Agreement (hereinafter called the “Agreement”) substantially in the form hereof has been authorized by a resolution of the Compensation Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board”) duly adopted on the Grant Date.
NOW, THEREFORE, the Corporation hereby confirms to the Participant the grant, effective on the Grant Date, pursuant to the Corporation’s 1991 Equity and Performance Incentive Plan (As Amended and Restated as of February 12, 2014) (the “Plan”), of Deferred Shares equal to the fixed number of Restricted Stock Units (“RSUs”) listed as “Units Granted” on the Grant Detail Page subject to the terms and conditions of the Plan and the terms and conditions described below.
1.Definitions.
As used in this Agreement:
(a)A “Change in Control” shall be deemed to have occurred if any of the following events shall occur:
(i)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either: (A) the then-outstanding shares of common stock of the Corporation (the “Corporation Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Corporation, (2) any acquisition by the Corporation, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary of the Corporation, or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1(a); or
(ii)Individuals who, as of the date hereof, constitute the Board (as modified by this subsection (ii), the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Corporation Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Corporation Common Stock and Voting Stock of the Corporation, as the case may be, (B) no

Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or
(iv)Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.
(b)“Deferral Periods” means, collectively, the three periods commencing on ______________ and ending on ______________; commencing on ________________ and ending on _________________; and commencing on ________________ and ending on __________________ (each, a “Deferral Period”).
(c)“Termination for Good Cause” means the Participant’s termination of the Participant’s employment with the Corporation or a Subsidiary as a result of the occurrence of any of the following:
(i)a change in the Participant’s principal location of employment that is greater than fifty (50) miles from its location as of the date hereof without the Participant’s consent; provided, however, that the Participant hereby acknowledges that the Participant may be required to engage in travel in connection with the performance of the Participant’s duties hereunder and that such travel shall not constitute a change in the Participant’s principal location of employment for purposes hereof;
(ii)a material diminution in the Participant’s base compensation;
(iii)a change in the Participant’s position with the Corporation without the Participant’s consent such that there is a material diminution in the Participant’s authority, duties or responsibilities; or
(iv)any other action or inaction that constitutes a material breach by the Corporation of the agreement under which the Participant provides services.
Notwithstanding the foregoing, the Participant’s termination of the Participant’s employment with the Corporation as a result of the occurrence of any of the foregoing shall not constitute a “Termination for Good Cause” unless (A) the Participant gives the Corporation written notice of such occurrence within ninety (90) days of such occurrence and such occurrence is not cured by the Corporation within thirty (30) days of the date on which such written notice is received by the Corporation and (B) the Participant actually terminates his or her employment with the Corporation prior to the three hundred sixty-fifth (365th) day following such occurrence.
2.Payment of RSUs.
The RSUs granted hereby shall become payable to the Participant if they become nonforfeitable in accordance with Section 3, Section 4 or Section 5 hereof.
3.Vesting of RSUs.
Subject to the terms and conditions of Sections 4, 5 and 6 hereof, the Participant’s right to receive one-third (1/3) of the Common Shares under this Agreement shall vest and become nonforfeitable at the end of each Deferral Period.
4.Effect of Change in Control.
In the event of (a) a Change in Control after the Grant Date but prior to the end of the final Deferral Period, and (b) prior to the end of the final Deferral Period the Participant’s employment with the Corporation or a Subsidiary is terminated by the Participant as a “Termination for Good Cause” or the Participant is terminated by the Corporation other than as a “Termination for Cause,” then any nonforfeited and unvested RSUs granted hereby shall become nonforfeitable. Notwithstanding anything in this Section 4 to the contrary, in connection with a Business Combination the result of which is that the Corporation Common Stock and Voting Stock is exchanged for or becomes exchangeable for securities of another entity, cash or a combination thereof, if the entity resulting from such Business Combination does not assume the RSUs evidenced hereby and the Corporation’s obligations hereunder, or replace the RSUs evidenced hereby with a substantially equivalent security of the entity resulting from such Business Combination, then any nonforfeited and unvested RSUs evidenced hereby shall become immediately nonforfeitable as of immediately prior to such Business Combination.

5.Effect of Death, Disability or Retirement.
(a)If the Participant’s employment with the Corporation or one of its Subsidiaries should terminate because of death or permanent total disability, any nonforfeited and unvested RSUs granted hereby shall become nonforfeitable.
(b)If the Participant’s employment with the Corporation or a Subsidiary should terminate on or after the date on which the Participant attains age 65, and on such date the Participant shall have completed five (5) or more years of continuous employment with the Corporation and its Subsidiaries, any nonforfeited and unvested RSUs granted hereby shall become nonforfeitable.
(c)If the Participant’s employment with the Corporation or a Subsidiary should terminate and the sum of the Participant’s age and the number of the Participant’s years of continuous employment with the Corporation and its Subsidiaries on such date equals or exceeds 70, the extent to which any nonforfeited and unvested RSUs granted hereby shall become nonforfeitable shall be determined as if the Participant’s employment had not terminated and the result shall be multiplied by a fraction, the numerator of which is the number of full and partial months the Participant was employed during the Deferral Periods that have not yet ended (with any partial months rounded up to a full month) and the denominator of which is the total number of full months remaining in the Deferral Periods; provided, however, the Board, upon the recommendation of the Committee may, in its discretion, increase payments made under the foregoing circumstances up to the full amount payable for service throughout the Deferral Periods.
6.Effect of Terminations of Employment; Detrimental Activity.
In the event that the Participant’s employment shall terminate in a manner other than any specified in Section 5 hereof or if the Participant shall engage in any Detrimental Activity (as defined below), the Participant shall forfeit any RSUs that have not become nonforfeitable by such Participant at the time of such termination; provided, however, that the Board upon recommendation of the Committee may order that any part or all of such RSUs become nonforfeitable.

7.	Form and Time of Payment of RSUs.
Except as otherwise provided for in Section 12, payment shall be made in the form of the Corporation’s Common Shares at the time or times they become nonforfeitable in accordance with Section 3, 4 or 5 hereof. To the extent that the Corporation is required to withhold federal, state, local or foreign taxes in connection with the delivery of Common Shares to the Participant or any other person under this Agreement, the number of Common Shares to be delivered to the Participant or such other person shall be reduced (based on the Market Value per Share as of the date such RSUs become payable) to provide for the taxes required to be withheld, with any fractional shares that would otherwise be delivered being rounded up to the next nearest whole share. The Committee may, at its discretion, adopt any alternative method of providing for taxes required to be withheld.

8.	Detrimental Activity.
If the Participant, either during employment by the Corporation or a Subsidiary or within one year after termination of such employment, shall engage in any Detrimental Activity, and the Board shall so find, and (except for any Detrimental Activity described in Section 8(d)(v)(B)) if the Participant shall not have ceased all Detrimental Activity within 30 days after notice of such finding given within one year after commencement of such Detrimental Activity, the Participant shall:
(a)Return to the Corporation all Common Shares that the Participant has not disposed of that were paid out pursuant to this Agreement within a period of one year prior to the date of the commencement of such Detrimental Activity, and
(b)With respect to any Common Shares that the Participant has disposed of that were paid out pursuant to this Agreement within a period of one year prior to the date of the commencement of such Detrimental Activity, pay to the Corporation in cash the value of such Common Shares on the date such Common Shares were paid out.
(c)To the extent that the amounts referred to in Section 8(a) and 8(b) above are not paid to the Corporation, the Corporation may set off the amounts so payable to it against any amounts that may be owing from time to time by the Corporation or a Subsidiary to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.
(d)For purposes of this Agreement, the term “Detrimental Activity” shall include:
(i)Engaging in any activity, as an employee, principal, agent, or consultant for another entity, and in a capacity, that directly competes with the Corporation or any Subsidiary in any actual product, service or business activity (or in any product, service or business activity which was under active development while the Participant was employed by the Corporation if such development is being actively pursued by the Corporation during the one-year period first referred to in this Section 8) for which the Participant has had any direct responsibility and direct involvement during the last two years of his or her employment with the Corporation or a Subsidiary, in any territory in which the Corporation or a Subsidiary manufactures, sells, markets, services, or installs such product or service, or engages in such business activity.
(ii)Soliciting any employee of the Corporation or a Subsidiary to terminate his or her employment with the Corporation or a Subsidiary.
(iii)The disclosure to anyone outside the Corporation or a Subsidiary, or the use in other than the Corporation or a Subsidiary’s business, without prior written authorization from the Corporation, of any confidential, proprietary or trade secret information or material relating to the business of the Corporation and its Subsidiaries, acquired by the Participant during his or her employment with the Corporation or its Subsidiaries or while acting as a consultant for the Corporation or its Subsidiaries thereafter.
(iv)The failure or refusal to disclose promptly and to assign to the Corporation upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Corporation or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Corporation or any Subsidiary to secure a patent where appropriate in the United States and in other countries.
(v)Activity that results in Termination for Cause. For the purposes of this Section 8 and Section 4, “Termination for Cause” shall mean a termination:
(A)due to the Participant’s willful and continuous gross neglect of his or her duties for which he or she is employed, or
(B)due to an act of dishonesty on the part of the Participant constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Corporation or a Subsidiary.
9.Payment of Dividend Equivalents.
During the Deferral Periods, from and after the Date of Grant and until the earlier of (a) the time when all RSUs become payable in accordance with Section 3, Section 4 or Section 5 hereof or (b) the time when the Participant’s right to receive Common Shares upon payment of RSUs is forfeited in accordance with Section 6 hereof, the Corporation shall pay to the Participant, in the calendar year in which a dividend is paid on Common Shares, an amount of cash equal to the product of the per-share amount of the dividend paid times the number of nonforfeited RSUs then held by the Participant (excluding any RSUs that have already been paid in Common Shares pursuant to Section 7 or otherwise), provided, however, that in the event the dividend is declared in the calendar year preceding the calendar year in which it is scheduled to be paid, the Participant shall be paid such amount of cash no later than March 15th of the calendar year following the year in which such dividend was declared.
10.RSUs Non-Transferable.
Neither the RSUs granted hereby nor any interest therein or in the Common Shares related thereto shall be transferable other than by will or the laws of descent and distribution prior to payment.
11.Dilution and Other Adjustments.
In the event of any change in the aggregate number of outstanding Common Shares by reason of (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing, then the Committee shall adjust the number of nonforfeited RSUs then held by the Participant (excluding any RSUs that have already been paid in Common Shares pursuant to Section 7 or otherwise) in such manner as to prevent the dilution or enlargement of the rights of the Participant that would otherwise result from such event. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence shall occur, the Committee may provide in substitution of any or all of the Participant’s rights under this Agreement such alternative consideration as the Committee may determine in good faith to be equitable under the circumstances. Such adjustments made by the Committee shall be conclusive and binding for all purposes of this Agreement.

12.Compliance with Section 409A of the Code.
To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Corporation without the consent of the Participant). In particular, to the extent the RSUs become nonforfeitable pursuant to Section 4 or Section 5 and the issuance of the Common Shares at such time would subject the Participant to penalties under Section 409A of the Code, or to the extent the RSUs are vested for purposes of Section 409A of the Code, then notwithstanding anything to the contrary in Section 7 above, issuance of the Common Shares will be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Participant on the earlier of (a) the Participant’s “separation from service” with the Corporation (determined in accordance with Section 409A of the Code); provided, however, that if the Participant is a “specified employee” (within the meaning of Section 409A of the Code), the Participant’s date of issuance of the Common Shares shall be the date that is six months after the date of the Participant’s “separation from service” with the Corporation, (b) the end of the Deferral Period in which the RSUs become nonforfeitable, or (c) a Change in Control to the extent it constitutes a change in control event for purposes of Section 409A of the Code, or (d) the Participant’s death. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
13.Employment Rights.
In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement; (b) the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, its Affiliates and/or Subsidiaries, and which is outside the scope of your employment contract, if any; (f) the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) in the event that you are an employee of an Affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Affiliate or Subsidiary that is your employer; (h) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (i) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Restricted Stock Units or diminution in value of the Restricted Stock Units or the Shares and you irrevocably release the Company, its Affiliates and/or its Subsidiaries from any such claim that may arise; and (j) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of your employment, your right to receive Restricted Stock Units and vest in Restricted Stock Units under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment, your right to vest in the Restricted Stock Units after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.
14.Data Privacy.
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company, its Affiliates and its Subsidiaries (“the Company Group”) for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company Group holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the

Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
15.Plan and Capitalized Terms.
This Agreement is subject to the terms and conditions of the Plan. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan or on the Grant Detail Page (which is a part of this Agreement) as the context so requires.
16.Amendments.
Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Participant with respect to RSUs without the Participant’s consent.
17.Validity.
If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or under any circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
18.Governing Law.
The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Ohio, USA without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Award Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Ohio, USA.
The undersigned hereby acknowledges receipt of an executed original of this Agreement and accepts the RSUs granted hereunder on the terms and conditions set forth herein in the Plan.

Date:
Participant
Executed in the name and on behalf of the Corporation at North Canton, Ohio as of the Grant Date.

DIEBOLD, INCORPORATED

[ ]
[ ]